Exhibit 99.1

Crane Co.	NEWS

Contact:

Richard E. Koch

Director, Investor Relations

and Corporate Communications

203-363-7352

www.craneco.com

CRANE CO. TO ACQUIRE TELEQUIP CORPORATION

STAMFORD, CONNECTICUT – June 12, 2006 – Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, announced today that it had entered into agreements with the holders of 90% of the outstanding shares of Telequip Corporation to acquire the company for a cash purchase price of approximately $45 million. The transaction is expected to close within the next two weeks after the holders of the remaining 10% execute agreements to sell their shares. Telequip is projected to have sales of approximately $23 million in 2006.

Telequip, with headquarters in Salem, New Hampshire, has been manufacturing coin dispensing solutions since 1974. Telequip provides embedded and free-standing coin dispensing solutions principally focused on the retail market which includes grocery and convenience stores, quick-service restaurants and self-checkout/self-service kiosks. Telequip’s coin dispensers have a particularly strong position in automated self-checkout markets.

Mr. Eric Fast, president and chief executive officer of Crane Co., said, “The addition of Telequip to our payment systems solutions business in the Merchandising Systems segment is a strong complementary fit with our National Rejectors, Inc. (NRI) coin and CashCode bill validation technologies. We will be able to offer our customers individual components as well as integrated payment systems solutions to meet their needs. We expect this acquisition will be neutral to our earnings in 2006.”

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

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